EXHIBIT 99.2

REHABCARE CONFERENCE CALL SCRIPT
March 3, 2010

INTRODUCTION BY CONFERENCE OPERATOR
Thank you for joining us today for RehabCare’s fourth quarter earnings conference call.  Speaking on the call today will be John Short, RehabCare President and CEO.  At this time, all participants are in a listen-only mode.  We will have a question-and-answer session toward the end of the conference call.  Please note this call is being recorded.  I would now like to turn the call over to Patti Williams, RehabCare General Counsel.

INTRODUCTION OF MANAGEMENT BY GENERAL COUNSEL
Thanks.  I want to remind everyone that this conference call contains forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such statements are based on the Company’s current expectations and could be affected by numerous factors, risks and uncertainties discussed in the Company’s filings with the Securities and Exchange Commission, including its most recent annual report on Form 10-K, subsequent quarterly reports on Form 10-Q and current reports on Form 8-K. Do not rely on forward-looking statements. The Company cannot predict or control many factors that affect its ability to achieve the results estimated.  The Company makes no promise to update any forward-looking statements because of changes in underlying factors, new information, future events or otherwise.  I will now hand it over to John.

JOHN SHORT
INTRODUCTION AND WELCOME
Thank you, Patti, and welcome everyone.  Joining me on the call this morning are the members of my executive management team, all of whom will be available to answer your questions at the conclusion of my remarks.

Our results for 2009 were driven by a continued focus on execution by our Skilled Nursing and Hospital Rehabilitation Services divisions.  Both divisions delivered revenue gains and operating earnings margins in line with our expectations for the year.  They continue to manage through the challenges of a leaner reimbursement environment, legislative uncertainty and a difficult economic climate.

Our merger with Triumph HealthCare, a leading long-term acute care hospital (LTACH) operator, in November represents an opportunity to enhance shareholder value and expand our post-acute continuum in several markets.  Our combined hospital portfolio now consists of 28 LTACHs and six inpatient rehabilitation facilities in 13 states.  Within our legacy hospitals, we continue to identify operational improvements and implement Triumph’s operating model.

Now, let me hit some of the highlights from the quarter.

Total revenue, including Triumph, increased by 32.6 percent over the prior year quarter.  Diluted earnings per share was 3 cents in the fourth quarter, which included certain charges of 7.2 million dollars after tax, or 34 cents per diluted share, substantially all of which related to the Triumph merger.  The fourth quarter also was impacted by 1.2 million dollars after tax, or 6 cents per diluted share, in increased health insurance claim costs over the third quarter.  Being fully self-insured, we experience quarter to quarter volatility in healthcare claim costs, but do not believe the fourth quarter increase represents a long-term trend.

Operating earnings in our Skilled Nursing Rehabilitation Services division were 8.4 million dollars, or 6.6 percent of revenue, compared to 8.6 million dollars, or 7.3 percent of revenue, in the fourth quarter of 2008. Quarterly operating earnings margin was lower than the prior year primarily due to higher health insurance claim costs.  Year-over-year operating revenues improved 6.7 percent to 126.0 million dollars, driven by a 4.6 percent increase in contract therapy same store revenues.  Net unit count increased by 20 sequentially, with 53 openings and 33 closures.  We signed 35 new client contracts compared to 65 in the third quarter.  At the end of the quarter, the number of signed but unopened contracts stood at 18.

Operating earnings in our Hospital Rehabilitation Services (HRS) division were 7.3 million dollars, or 16.3 percent of revenue, flat year over year when excluding a bad debt write-down in the 2008 fourth quarter.  Operating revenues improved 3.0 percent to 45.0 million dollars over the 2008 fourth quarter. Inpatient rehabilitation facility same store revenue increased 2.1 percent compared to the fourth quarter of 2008.  Same store discharges declined 0.8 percent over the prior year quarter, but increased 1.2 percent for the full year.

In response to lower contract signings in 2009, we are broadening our HRS product offerings and reorganizing our business development function to accelerate the growth of new business.

Our legacy Hospital division reported an operating loss of 12.5 million dollars in the fourth quarter, which included 8.4 million dollars in expenses primarily related to the Triumph merger, 1.2 million dollars in start-up losses for Greater Peoria Specialty Hospital and a 1.8 million dollar loss at Dallas LTAC Hospital, where the turnaround has been slower than we expected.  We continue to believe this hospital will be accretive by the end of the 2010 second quarter. Total year operating losses for the legacy division were 26.2 million dollars, which includes 11.8 million dollars in transaction costs and 4.8 million dollars in start-up and ramp-up losses.  On a sequential basis, operating revenues increased 11.1 percent and same store revenues and discharges increased 8.5 percent and 5.3 percent, respectively.

During the first 37 days it was part of our Hospital division, Triumph HealthCare generated revenues of 39.7 million dollars, operating earnings of 3.7 million dollars and EBITDA of 5.1 million dollars.  Operating results for Triumph in November and December were impacted by softer acute care volumes, six hospitals achieving compliance with the 25-day length of stay requirement for LTACHs, the assimilation of the seven legacy RehabCare LTACHs into Triumph operations as well as the acquisition of St. Agnes Long-Term Care Hospital in Philadelphia, which was completed on December 16.  We expect some continued impact from these issues through at least the first quarter of 2010.

Further financial details of our fourth quarter and year-end results are included in our press release.

A brief note on the legislative front; late last evening, the Senate cleared a package of short term extenders which included extensions for both the Medicare part B therapy cap exceptions process and the physician fee schedule through March 31, 2010. The President also signed the bill last evening.  In addition, both of these measures, as well as the MMSEA provisions for our LTACH’s, are contained in the Jobs bill now currently on the floor of the Senate, extending each of them for up to a year.

Now, shifting to our outlook for 2010.

While we expect continued integration efforts, the implementation of Part B therapy caps and lower unit count in our HRS division to impact our first quarter performance, we anticipate strong overall revenue and net earnings growth for the full year, with progressively improving operating results throughout the year.

Our SRS division expects total year same store revenue growth and earnings margin consistent with last year, with first quarter earnings impacted by the therapy caps issue, which we think has been resolved.  Our outlook also reflects our estimated impact of RUGs IV and new rules that limit the use of concurrent therapy, which go into effect October 1.

Our outlook for HRS for the full year 2010 also is consistent with 2009.  We expect unit count to decrease in the first half of the year and recover in the second half, resulting in flat unit growth for the total year 2010.

In the months ahead, we are focused on completing our integration of Triumph HealthCare and moving our legacy hospitals toward the level of Triumph’s operating performance.  As we previously stated, we expect to reach a breakeven operating earnings run rate for our legacy hospitals by the end of the second quarter of this year and to achieve breakeven operating earnings for the legacy business in 2010. The combined division is anticipated to generate total year revenue of between 650.0 and 675.0 million dollars and EBITDA of 90.0 to 100.0 million dollars in 2010.

A complete outline of our 2010 outlook is included in our release.

Technology initiatives, such as our rollout of new mobile solutions and outcomes-centered applications in our contract services divisions, will continue to enhance clinical quality and improve how we manage daily activities, connect with each other and our constituents, and stand out among our competitors.  We also are excited to explore opportunities with Internet giant Google that could transform the patient experience during and after their post-acute stay.

We have a lot on our plate and we are agressively moving in a positive direction.

With that, I would like to have our operator open the call for questions.

To be read following Questions and Answers –
As a reminder, a replay of this call will be available beginning at 2 pm Eastern time today.  An online archive also is available on our website, www.rehabcare.com.